As filed with the Securities and Exchange Commission on July 25, 2016.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Patheon N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	98-1153534
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Herengracht 483 1017BT, Amsterdam The Netherlands +31 0(20) 622 3243
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Patheon N.V. 2016 Omnibus Incentive Plan
(Full Title of the Plan)

Eric Sherbet
General Counsel and Secretary
111 Speen St, Suite 550
Framingham, Massachusetts 01701
(508) 620-2510
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Andrea Nicolas
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Ordinary shares, par value €0.01 per share	12,226,935	$24.56	$300,293,524	$30,240
(1)
Covers 12,226,935 ordinary shares, par value €0.01 per share, of Patheon N.V. approved for issuance under the Patheon N.V. 2016 Omnibus Incentive Plan and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Computed pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for the purpose of determining the amount of the registration fee, based upon the average of the high and low prices reported for the registrant’s Ordinary Shares on the New York Stock Exchange Consolidated Tape on July 21, 2016 (U.S. $24.55).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Patheon N.V. 2016 Omnibus Incentive Plan (the “Plan”) covered by this registration statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Patheon N.V. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)
the Company’s Prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act on July 22, 2016, relating to the Company’s ordinary shares, par value €0.01 per share (the “Ordinary Shares”); and

(b)	the Company’s registration statement on Form 8-A filed with the Commission on July 18, 2016 pursuant to Section 12(b) of the Securities Act, relating to the Company’s Ordinary Shares.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Laws of The Netherlands

Although Dutch law does not contain any provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the management or supervisory boards is, in principle, accepted in The Netherlands. However, there is generally no entitlement to indemnification for acts or omissions that can be characterized as willful misconduct (opzet), willful recklessness (bewuste roekeloosheid) or serious culpability (enrstige verwijtbaarheid).

Articles of Association

The amended and restated articles of association will provide that the Company will, to the full extent permitted by the laws of The Netherlands, as amended from time to time, indemnify, and advance expenses to, each of its now acting and former directors, whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his service with the Company, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf. The amended and restated articles of association will also provide that the Company may purchase and maintain directors’ liability insurance.

Indemnity officers, employees and agents

The Company will furthermore indemnify its now acting and former officers, employees and agents, whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his service with the Company. The Company may purchase and maintain officers' liability insurance.

Indemnification Agreements

The Company’s directors will enter into indemnification agreements with the Company in connection with its initial public offering. The agreements provide, to the fullest extent permitted by our amended and restated articles of association and the law of The Netherlands, that the Company will indemnify the directors against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving a director by reason of his position as director.

The Company's executive officers will similarly enter into indemnification agreements with the Company in connection with its initial public offering. The agreements provide, to the fullest extent permitted by the law of The Netherlands, that the Company will indemnify the executive officers against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving an executive officer by reason of his position as officer.

In any underwriting agreement the Company enters into in connection with the sale of ordinary shares being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Company, its directors, officers and persons who control it, within the meaning of the Securities Act, against certain liabilities.

The Plan

Under the terms of the Plan, no member of the Company’s board of directors (the “Board”) or a committee or subcommittee appointed by the Board to administer the Plan (the “Committee”), nor any officer or employee of the Company or any subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Other

At present, there is no pending litigation or proceeding involving any member of the Board, officer, employee or agent where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

The above discussion of the laws of The Netherlands, the Company’s amended and restated articles of association, the indemnification agreements, the Company’s maintenance of directors’ and officers’ liability insurance, and the Plan is not intended to be exhaustive and is respectively qualified in its entirety by such laws and documents.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of the Board, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 25, 2016.

PATHEON N.V.

By:          /s/ James C. Mullen
Name:   James C. Mullen
Title:     Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. Mullen, Michel Lagarde, Stuart Grant and Eric Sherbet, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments or supplements to the Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Mullen	Chief Executive Officer	July 25, 2016
James C. Mullen	(Principal Executive Officer)

/s/ Stuart Grant	Executive Vice President and Chief Financial Officer	July 25, 2016
Stuart Grant	Director
(Principal Financial Officer)

/s/ Dean Wilson	Vice President and Corporate Controller	July 25, 2016
Dean Wilson	(Principal Accounting Officer)

/s/ Paul Levy	Director	July 25, 2016
Paul Levy

/s/ Daniel Agroskin	Director	July 25, 2016
Daniel Agroskin

/s/ Stephan Tanda	Director	July 25, 2016
Stephan Tanda

/s/ Hugh Welsh	Director	July 25, 2016
Hugh Welsh

/s/ Philip Eykerman	Director	July 25, 2016
Philip Eykerman

/s/ William B. Hayes	Director	July 25, 2016
William B. Hayes

/s/ Hans Peter Hasler	Director	July 25, 2016
Hans Peter Hasler

/s/ Pamela Daly	Director	July 25, 2016
Pamela Daly

/s/ Jeffrey P. McMullen	Director	July 25, 2016
Jeffrey P. McMullen

/s/ Gary Pisano	Director	July 25, 2016
Gary Pisano

/s/ Eric Sherbet	Authorized Representative in the United States	July 25, 2016
Eric Sherbet

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Articles of association of Patheon Holdings Coöperatief U.A. (incorporated by reference to Exhibit 3.1 to the Form S-1/A of the Company filed on September 3, 2015 (File No. 333-204789))

4.2	Form of amended and restated articles of association of Patheon N.V. (incorporated by reference to Exhibit 3.2 to the Form S-1/A of the Company filed on June 16, 2016 (File No. 333-204789))

5.1	Opinion of De Brauw Blackstone Westbroek N.V.

10.1	Patheon N.V. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.16 to the Form S-1/A of the Company filed on June 16, 2016 (File No. 333-204789))

10.2
Form of Non-Employee Director Restricted Share Unit Award Agreement under the Patheon N.V. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.27 to the Form S-1/A of the Company filed on June 16, 2016 (File No. 333-204789))

10.3
Form of Non-Employee Director Deferred Share Unit Award Agreement under the Patheon N.V. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.28 to the Form S-1/A of the Company filed on June 16, 2016 (File No. 333-204789))

10.4
Form of Restricted Share Unit Award Agreement under the Patheon N.V. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.29 to the Form S-1/A of the Company filed on June 16, 2016 (File No. 333-204789))

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ernst & Young Accountants LLP

23.3	Consent of De Brauw Blackstone Westbroek N.V. (included as part of Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages to this Registration Statement)